Exhibit 99.1

CYCLO THERAPEUTICS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board Member of

Cyclo Therapeutics, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyclo Therapeutics, Inc. and Subsidiaries, (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related consolidated notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2011.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

April 28, 2025

PCAOB ID Number 100

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$539,174	$9,246,592
Accounts receivable, net of allowances of $0 and $10,272, respectively	244,713	122,379
Inventory	229,485	254,352
Prepaid insurance and services	100,761	384,889
Prepaid clinical expenses	1,586,524	2,310,045
Total current assets	2,700,657	12,318,257

FURNITURE AND EQUIPMENT, NET	17,811	38,332

RIGHT-OF-USE LEASE ASSET, NET	21,860	890,949

NON-CURRENT PREPAID CLINICAL EXPENSES	1,950,670	-
TOTAL ASSETS	$4,690,998	$13,247,538

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of lease liabilities	$20,680	$1,010,631
Convertible notes payable	13,199,000	-
Accounts payable and accrued expenses	6,320,499	7,457,416
Total current liabilities	19,540,179	8,468,047

LONG-TERM LIABILITIES
Lease liabilities, net of current portion	1,805	22,484
Total long-term liabilities	1,805	22,484
Commitments and contingencies (Note 16)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $.0001 per share, 5,000,000 shares authorized; 0 outstanding at December 31, 2024 and 2023	-	-
Common stock, par value $.0001 per share, 250,000,000 shares authorized at December 31, 2024 and 2023, 32,919,184 and 28,556,072 shares issued and outstanding at December 31, 2024 and 2023, respectively	3,146	2,856
Additional paid-in capital	92,335,108	88,610,832
Accumulated deficit	(107,189,240)	(83,856,681)
Total stockholders’ equity (deficit)	(14,850,986)	4,757,007

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,690,998	$13,247,538

See accompanying Notes to Consolidated Financial Statements.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2024	2023

REVENUES
Product sales	$878,477	$1,076,405
Cost of goods sold (exclusive of direct and indirect overhead and handling costs)	63,868	84,367
GROSS PROFIT	814,609	992,038

EXPENSES
Personnel	3,491,550	3,382,938
Research and development	16,634,587	14,181,769
Repairs and maintenance	17,124	14,091
Professional fees	3,268,790	1,943,757
Office and other	2,652,018	1,161,094
Board of Directors fees and costs	433,957	335,268
Depreciation	8,708	19,276
Freight and shipping	3,245	3,902
Loss on disposal of equipment	11,813	-
Total expenses	26,521,792	21,042,095

LOSS FROM OPERATIONS	(25,707,183)	(20,050,057)

OTHER INCOME (EXPENSE)
Investment and other income (expense), net	592,108	(7,245)
Lease income	1,481,516	-
Gain on change in fair value of convertible notes	301,000	-
Total other income (expense), net	2,374,624	-

LOSS BEFORE PROVISION FOR INCOME TAXES	(23,332,559)	(20,057,302)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(23,332,559)	$(20,057,302)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.81)	$(1.23)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES BASIC AND DLITUED OUTSTANDING	28,800,568	16,329,713

See accompanying Notes to Consolidated Financial Statements.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2024 and 2023

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Par Value	Capital	Deficit	Equity

Balance, December 31, 2022	8,481,848	$849	$64,533,074	$(63,799,379)	$734,544

Sale of stock and warrants	9,007,853	900	9,738,140	-	9,739,040

Issuance of stock in merger recapitalization	4,795,306	573	8,805,665		-8,806,238

Sale of warrants	930,000	-	2,407,849	-	2,407,849

Exercise of warrants	5,037,993	504	2,387,741	-	2,388,245

Exercise of stock options	1,155	-	1,478	-	1,478

Stock issued to nonemployees	301,917	30	344,768	-	344,798

Stock-based compensation	-	-	390,108	-	390,108

Assumed stock options in connection with merger recapitalization	-	-	2,009	-	2,009

Net loss	-	-	-	(20,057,302)	(20,057,302)

Balance, December 31, 2023	28,556,072	2,856	88,610,832	(83,856,681)	4,757,007

Merger recapitalization transaction costs	-	-	(95,911)	-	(95,911)

Adjustment to merger recapitalization liability	-	-	214,169	-	214,169

Conversion of convertible note	3,968,254	250	2,499,750	-	2,500,000

Stock issued to nonemployees	394,8584	40	408,103	-	408,143

Stock-based compensation	-	-	698,165	-	698,165

Net loss				(23,332,559)	(23,332,559)

Balance, December 31, 2024	32,919,184	$3,146	$92,335,108	$(107,189,240)	$(14,850,986)

See accompanying Notes to Consolidated Financial Statements.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(23,332,559)	$(20,057,302)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,708	19,276
Loss on disposal of equipment	11,813	-
Provision for inventory obsolescence	-	52,922
Provision for credit losses	(10,272)	-
Stock compensation to employees	-	39,617
Stock compensation to nonemployees	408,143	305,181
Stock-based compensation	698,165	392,117
Gain on change in fair value of convertible promissory note	(301,000)	-
Increase or decrease in:
Accounts receivable	(112,062)	(67,388)
Inventory	24,867	(52,783)
Prepaid clinical expenses	(1,227,149)	(105,525)
Prepaid insurance and services	142,587	41,201
Other	-	2,037
Accounts payable and accrued expenses	(922,748)	3,245,621
Total adjustments	(1,278,948)	3,872,276

NET CASH USED IN OPERATING ACTIVITIES	(24,611,507)	(16,185,026)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture and equipment	-	(2,420)
NET CASH USED IN INVESTING ACTIVITIES	-	(2,420)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of stock	-	9,739,040
Net proceeds from merger recapitalization	-	10,042,488
Merger recapitalization transaction costs	(95,911)	(688,480)
Exercise of stock options	-	1,478
Net from sale of warrants	-	2,407,849
Exercise of warrants		2,388,245
Proceeds from issuance of convertible notes	16,000,000	-
	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	15,904,089	23,890,620

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,707,418)	7,703,174

CASH AND CASH EQUIVALENTS, beginning of year	9,246,592	1,543,418

CASH AND CASH EQUIVALENTS, end of year	$539,174	$9,246,592

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$2,318	$10,056
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock for services	$408,143	$344,798
Liabilities assumed, net of non-cash assets received in merger recapitalization	$214,169	$406,171
Conversion of convertible note into common stock	$2,500,000	$-

See accompanying Notes to Consolidated Financial Statements.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(1) ORGANIZATION AND DESRIPTION OF BUSINESS:

Cyclo Therapeutics, Inc. (the “Company,” “we,” “our” or “us”) was incorporated in August 1990 as a Florida corporation, under the name Cyclodextrin Technologies Development, Inc. with operations beginning in July 1992. In conjunction with a restructuring in 2000, we changed our name to CTD Holdings, Inc. We changed our name to Cyclo Therapeutics, Inc. in September 2019 to better reflect our current business and, on November 6, 2020, we reincorporated from the State of Florida to the State of Nevada.

On December 27, 2023, the Company, completed a strategic combination pursuant to that certain Agreement and Plan of Merger, dated as of September 21, 2023, by and among the Company, Cameo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Applied Molecular Transport Inc., a Delaware corporation (“AMTI”), providing for the merger of Merger Sub with and into AMTI, with AMTI surviving the merger as a wholly-owned subsidiary of the Company (the “AMTI Merger”).

We are a clinical stage biotechnology company that develops cyclodextrin-based products for the treatment of neurodegenerative diseases. We filed a Type II Drug Master File with the U.S. Food and Drug Administration (“FDA”) in 2014 for our lead drug candidate, Trappsol® Cyclo™ (hydroxypropyl beta cyclodextrin) as a treatment for Niemann-Pick Type C disease (“NPC”). NPC is a rare and fatal autosomal recessive genetic disease resulting in disrupted cholesterol metabolism that impacts the brain, lungs, liver, spleen, and other organs. In 2015, we launched an International Clinical Program for Trappsol® Cyclo™ as a treatment for NPC. In 2016, we filed an Investigational New Drug application (“IND”) with the FDA, which described our Phase I clinical plans for a randomized, double blind, parallel group study at a single clinical site in the U.S. The Phase I study evaluated the safety and pharmacokinetics of Trappsol® Cyclo™ along with markers of cholesterol metabolism and markers of NPC during a 12-week treatment period of intravenous administration of Trappsol® Cyclo™ every two weeks to participants 18 years of age and older. The IND was approved by the FDA in September 2016, and in January 2017 the FDA granted Fast Track designation to Trappsol® Cyclo™ for the treatment of NPC. Initial patient enrollment in the U.S. Phase I study commenced in September 2017, and in May 2020 we announced top line data showing Trappsol® Cyclo™ was well tolerated in this study.

We have also completed a Phase I/II clinical study approved by European regulatory bodies with clinical trial centers in the United Kingdom, Sweden, and Israel. The Phase I/II study evaluated the safety, tolerability and efficacy of Trappsol® Cyclo™ through a range of clinical outcomes, including neurologic, respiratory, and measurements of cholesterol metabolism and markers of NPC. Consistent with the 12-week Phase 1 study (single U.S. site), the European/Israel study administered Trappsol® Cyclo™ intravenously to NPC patients every two weeks in a double-blind, randomized trial, but differs in that the study period was for 48 weeks (24 doses). In March of 2021 we announced that 100% of patients who completed the trial (9 out of 12) improved or remained stable, and 89% met the outcome measure in at least two domains of the 17-domain NPC severity scale. We did not conduct a Phase II trial in the U.S. and instead relied on the data obtained from our Phase I/II trial abroad to support the commencement of our Phase III trial in the U.S

In February 2020 we had a face-to-face “Type C” meeting with the FDA with respect to the initiation of our pivotal Phase III clinical trial of Trappsol® Cyclo™ based on the clinical data obtained to date. At that meeting, we also discussed with the FDA submitting a New Drug Application (NDA) under Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act for the treatment of NPC in pediatric and adult patients with Trappsol® Cyclo™. A similar request was submitted to the European Medicines Agency (“EMA”) in February 2020, seeking scientific advice and protocol assistance from the EMA for proceeding with a Phase III clinical trial in Europe. In October 2020 we received a “Study May Proceed” notification from the FDA with respect to the proposed Phase III clinical trial, and in June of 2021 we commenced enrollment in TransportNPC, a pivotal Phase III study of Trappsol® Cyclo™ for the treatment of NPC. In May 2024, we enrolled the last of the 104 patients enrolled in the Phase III study.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(1) ORGANIZATION AND DESRIPTION OF BUSINESS: (CONTINUED)

We are also exploring the use of cyclodextrins in the treatment of Alzheimer’s disease. In January 2018, the FDA authorized a single patient IND expanded access program using Trappsol® Cyclo™ for the treatment of Alzheimer’s disease. Based on the data collected from this patient combined with the data from our NPC studies, we prepared a synopsis for an early-stage protocol using Trappsol® Cyclo™ intravenously to treat Alzheimer’s disease that was presented to the FDA in January of 2021. We received feedback from the FDA on this synopsis in April 2021 and incorporated the feedback into an IND for a Phase II study for the treatment of Alzheimer’s disease with Trappsol® Cyclo™ that we submitted to the FDA in November 2021. In December of 2021, we received IND clearance from the FDA, allowing us to proceed with our Phase II study of Trappsol® Cyclo™ for the treatment of Alzheimer’s disease. U.S. sites for the study were activated during the second half of 2022, with patient dosing beginning in the first quarter of 2023.

We also continue to operate our legacy fine chemical business, consisting of the sale of cyclodextrins and related products to the pharmaceutical, nutritional, and other industries, primarily for use in diagnostics and specialty drugs. However, our core business has transitioned to a biotechnology company primarily focused on the development of cyclodextrin-based biopharmaceuticals for the treatment of disease from a business that had been primarily reselling basic cyclodextrin products.

Acquisition by Rafael Holdings

On August 21, 2024, the Company entered into an Agreement and Plan of Merger which was amended on December 18, 2024 and February 4, 2025 (the "Merger Agreement”) with Rafael Holdings, Inc. ("Rafael”), a Delaware corporation; and Tandem Therapeutics, Inc., a Nevada corporation and a wholly-owned subsidiary of Rafael ("First Merger Sub”); and Tandem Therapeutics, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Rafael ("Second Merger Sub”). Pursuant to the terms of the Merger Agreement, First Merger Sub and the Company will be merged (the "First Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Rafael. Immediately following the First Merger, the Company will merge with and into the Second Merger Sub (the "Second Merger”, and together with the First Merger, the ("Merger”) with Second Merger Sub being the surviving entity (the “Surviving Entity”) of the Second Merger as a wholly-owned subsidiary of Rafael. The name of the Surviving Entity will be changed to Cyclo Therapeutics, LLC.

At the closing of the Merger, each outstanding share of Company common stock will be converted into the right to receive a number of shares of Rafael Class B common stock calculated in accordance with the Merger Agreement (the "Exchange Ratio”). The Exchange Ratio was initially estimated to be 0.3112 shares of Rafael Class B common stock for each share of Company common stock. The final actual exchange ratio of 0.3535 at the time of closing was based on valuing Company common stock at $0.95 per share and Rafael at the combined value of its cash, cash equivalents, marketable securities, real estate and certain other financial holdings plus amounts loaned by Rafael to the Company between the signing of the Merger Agreement and the closing of the Merger, less certain of Rafael’s current liabilities. In addition, the cash value will take into account the funding of the Company’s operations by Rafael with convertible notes through closing, as discussed at Note (8). Any fractional share of Rafael Class B common stock will be rounded up to the nearest whole share.

All compensatory options to purchase Company common stock will be converted into an option to acquire Rafael Class B common stock, as described in the Merger Agreement.

Unless otherwise provided for in outstanding warrant agreements, all outstanding warrants to purchase Cyclo common stock (other than those held by Rafael which will be cancelled) will automatically be converted into warrants to purchase a number of shares of Rafael Class B common stock, at an adjusted exercise price per share based upon the Exchange Ratio. Certain holders of Cyclo warrants, representing 5,498,914 Cyclo warrant shares, have the right to elect to receive cash payment in an amount equal to the Black Sholes Value of the unexercised portion of their warrants on the date of consummation of the Merger in lieu of receiving warrants to purchase Rafael Class B common stock.

Holders of Cyclo Public Warrants will receive Rafael Public Warrants in exchange for their Cyclo Public Warrants.

The Merger Agreement contains specified termination rights of each of the Company and Rafael. In connection with a termination of the Merger Agreement in specified circumstances, the terminating party will be reimbursed for transaction costs of up to $250,000. If the Merger Agreement is terminated by Company due to the Company’s board of directors making an adverse change recommendation, the Company will be required to pay a $400,000 termination fee to Rafael.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(1) ORGANIZATION AND DESRIPTION OF BUSINESS: (CONTINUED)

The boards of directors of each of the Company and Rafael have approved the Merger Agreement and the transactions contemplated thereby, subject to the satisfaction or waiver of customary conditions, including the requisite approval by the Company’s and Rafael’s stockholders and the effectiveness of a registration statement to register the shares of Rafael Class B common stock to be issued in connection with the transaction. The transaction closed on March 25, 2025.

Sources of Liquidity

For the years ended December 31, 2024 and 2023, the Company incurred net losses of $23,332,559 and $20,057,302 respectively. The Company has an accumulated deficit of $107,189,240 at December 31, 2024. Our recent losses have predominantly resulted from research and development expenses for our Trappsol® Cyclo™ product and other general operating expenses, including personnel expenses and board advisory fees. We believe our expenses will continue to increase as we continue to conduct clinical trials and seek regulatory approval for the use of Trappsol® Cyclo™ in the treatment of NPC and Alzheimer’s disease.

For the year ended December 31, 2024, the Company’s operations used $24,611,507 in cash, and at December 31, 2024, the Company had a cash and cash equivalents balance of $539,174 and negative working capital of $16,839,522. We will need to raise additional capital for the foreseeable future to fund the development of our drug product candidates through clinical development, manufacturing, and commercialization.

Rafael had agreed to fund the Company through the earlier of the consummation of the Merger or termination of the Merger Agreement in such amounts as may be necessary for the Company to operate its business and pay its debts and obligations as they become due, provided that the Company is not in active discussions regarding an acquisition proposal and is being operated in a manner consistent with the terms of the Merger Agreement and the financial forecast previously shared with Rafael. As discussed in Note 8, the Company has borrowed $21,000,000 from Rafael through March 25, 2025.

On March 25, 2025 the Company upon shareholder approval the Company completed its merger, merging Cyclo Therapeutics Inc, into Cyclo Therapeutics, LLC a wholly owned subsidiary of Rafael Holdings, Inc. As of January 31, 2025 Rafael had approximately $48,000,000 in cash and cash equivalents. Additionally, as per the merger Rafael had agreed to forgive the $21,000,000 in debt that had been loaned to the Cyclo.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The following is a summary of the more significant accounting policies of the Company that affect the accompanying consolidated financial statements:

(a) BASIS OF PRESENTATION––The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b) CASH AND CASH EQUIVALENTS––Cash and cash equivalents consist of cash and any highly liquid investments with an original purchased maturity of three months or less. The Company maintains deposits in financial institutions in excess of federally insured limits of $250,000, in the amount of $539,174 at December 31, 2024.

(c) ACCOUNTS RECEIVABLE––Accounts receivable are unsecured and non-interest bearing and stated at the amount we expect to collect from outstanding balances. Customer account balances with invoices dated over 90 days old are considered past due. The Company does not accrue interest on past-due accounts. Customer payments are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, applied to the oldest unpaid invoices. Accounts receivable at January 1, 2023 were $54,991.

The carrying amount of accounts receivable is reduced by an allowance for credit losses that reflects management’s best estimate of expected credit losses. The Company reviews each customer balance where all or a portion of the balance exceeds 90 days from the invoice date. Based on the Company’s assessment of the customer’s current and forecasted creditworthiness, the Company estimates the portion, if any, of the balance that will not be collected, and writes off receivables as a charge to the allowance for credit losses when, in management’s estimation, it is probable that the receivable is worthless. The Company has determined that an allowance for credit losses was not necessary as of December 31, 2024. The allowance for credit losses at December 31, 2023 was $10,272.

The Company develops and documents its allowance for credit losses on its trade receivables based on portfolio segments, which include domestic and international customers. The determination of portfolio segments is based primarily on the customers’ geographical location. Our quantitative allowance for credit loss estimates was determined using the method that uses an aging schedule. The Company also considers qualitative adjustments that may relate to unique risks, changes in current economic conditions and reasonable and supported forecasts that may not be reflected in quantitatively derived results, or other relevant factors to further inform our estimate of the allowance for credit losses.

(d) INVENTORY AND COST OF PRODUCTS SOLD––Inventory consists of cyclodextrin products and chemical complexes purchased for resale recorded at the lower of cost (first-in, first-out) or net realizable value. Cost of products sold includes the acquisition cost of the products sold and does not include any allocation of inbound or outbound freight charges, indirect overhead expenses, warehouse and distribution expenses, or depreciation and amortization expense. The Company records a specific reserve for inventory items that are determined to be obsolete. The Company determined that no reserve for obsolete inventory was necessary as of December 31, 2024 and 2023.

The Company’s reserve for obsolete inventory is based on the Company’s best estimates of product sales and customer demands. It is reasonably possible that the estimates used by the Company to determine its provisions for inventory write-downs will be materially different from actual write-downs. These differences could result in materially higher than expected inventory provisions and related costs, which could have a materially adverse effect on the Company’s results of operations and financial condition in the near term.

(e) PREPAID CLINICAL EXPENSES––Prepaid clinical expenses consist of our active pharmaceutical ingredients and other raw materials for our pharmaceutical drug Trappsol® Cyclo™ expected to be used in our clinical trial program recorded at cost. In addition, advance payments for goods or services for future research and development activities are included as prepaid clinical expenses. Prepaid clinical expenses are expensed as research and development costs as the goods are delivered or the related services are performed. Prepaid clinical expenses expected to be utilized beyond one year from the balance sheet date are classified as non-current assets.

(f) FURNITURE AND EQUIPMENT––Furniture and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives of the assets (generally three to five years for computers and vehicles and seven to ten years for machinery, equipment and office furniture). We periodically review our long-lived assets to determine if the carrying value of assets may not be recoverable. If an impairment is identified, we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

(g) LEASES––The Company leases office and warehouse space. The Company determines if an arrangement is a lease at inception. Contracts containing a lease are further evaluated for classification as an operating or finance lease where the Company is a lessee, or as an operating, sales-type or direct financing lease where the Company is a lessor, based on their terms. Operating leases are included in right-of-use (ROU) lease assets and lease liabilities on the Company’s consolidated balance sheets. The Company subleased office space under one existing lease to a third-party, through August 2024, the end of the lease term. Sublease income is reported as other income in the consolidated statement of operations.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are expensed as incurred. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

In evaluating contracts to determine if they qualify as a lease, the Company considers factors such as whether the Company has obtained substantially all of the rights to the underlying asset through exclusivity, if it can direct the use of the asset by making decisions about how and for what purpose the asset will be used and if the lessor has substantive substitution rights. This evaluation may require significant judgment.

(h) REVENUE RECOGNITION––Revenues are recognized when our customer obtains control of promised goods or services in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. We recognize revenues following the five step model prescribed under Accounting Standards Update (“ASU”) No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Product revenues

The majority of our revenue is garnered in North America from companies in the pharmaceutical industry that are manufacturing or conducting research with our fine chemical products. In other countries, we sell our products primarily to wholesale distributors and other third-party distribution partners.

Revenues from product sales are recognized when the customer obtains control of our product, which occurs at a point in time, typically upon delivery to the customer. We expense incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that we would have recognized is one year or less or the amount is immaterial. We treat shipping and handling costs performed after a customer obtains control of the product as a fulfillment cost. We have identified one performance obligation in our contracts with customers which is the delivery of product to our customers.  The transaction price is recognized in full when we deliver the product to our customer, which is the point at which we have satisfied our performance obligation.

For additional information on our revenues, please read Note 3, Revenues, to these consolidated financial statements.

(i) SHIPPING AND HANDLING FEES––Shipping and handling fees, if billed to customers, are included in product sales. Shipping and handling costs associated with inbound and outbound freight are expensed as incurred and included in freight and shipping expense.

(j) ADVERTISING––Advertising costs are charged to operations when incurred. We incur minimal advertising expenses.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

(k) RESEARCH AND DEVELOPMENT COSTS––Research and development costs are expensed as incurred. The Company records amounts paid in advance of the service being rendered as a prepaid asset, and the expense recognized when the service is performed. Research and development costs are primarily comprised of materials used in our clinical trials, personnel-related expenses and external research and development expenses incurred under arrangements with third parties, such as contract research organizations and consultants. At the end of each reporting period, the Company compares the payments made to each service provider to the estimated progress towards completion of the related project. Factors that the Company considers in preparing these estimates include the number of patients enrolled in studies, milestones achieved, and other criteria related to the efforts of its vendors. These estimates will be subject to change as additional information becomes available. Depending on the timing of payments to vendors and estimated services provided, the Company will record prepaid or accrued expenses related to these costs. Prepaid clinical expenses represent valid future economic benefits based on our contracts with our vendors and are realized in the ordinary course of business

(l) INCOME TAXES––Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In addition, tax benefits related to positions considered uncertain are recognized only when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions shall initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. As of December 31, 2024 and 2023, the Company has recorded a full valuation allowance against its deferred tax assets.

(m) NET LOSS PER COMMON SHARE––Basic and fully diluted net loss per common share is computed using a simple weighted average of common shares outstanding during the periods presented, as outstanding warrants to purchase 15,324,537 and 13,476,554 shares of common stock were antidilutive for the years ended December 31, 2024 and 2023, respectively. Additionally, outstanding options to purchase 1,670,286 and 899,820 shares of common stock were antidilutive for the years ended December 31, 2024 and 2023, respectively, and therefore also excluded.

(n) STOCK BASED COMPENSATION––The Company periodically awards stock to employees, directors, and consultants. In the case of employees and consultants, an expense is recognized equal to the fair value of the stock determined using the closing trading price of the stock on the award date. With respect to directors, the Company accrues stock compensation expense on a quarterly basis based on the Company’s historical director compensation policies, and each quarter recognizes such expense based on the trading price of the common stock during such quarter. This expense is then trued up at the time the shares are issued to directors based on the trading price at the time of issuance.

The Company periodically issues stock options under its 2021 Equity Incentive Plan. The Company uses the Black-Scholes valuation method to estimate the fair value of stock options at grant date. Compensation expense is recognized on the straight-line basis over the requisite service period, which is generally the vesting period.

(o) FAIR VALUE MEASUREMENTS AND DISCLOSURES––Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures,” requires companies to determine fair value based on the price that would be received to sell the asset or paid to transfer the liability to a market participant. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.

The guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following categories:

●	Level 1: Quoted market prices in active markets for identical assets or liabilities.

●	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

●	Level 3: Unobservable inputs that are not corroborated by market data.

Long-lived assets are measured at fair value on a non-recurring basis and are subject to fair value adjustments when there is evidence of impairment.

For short-term classes of our financial instruments, which include cash and cash equivalents, accounts receivable, inventory, prepaid insurance and services prepaid clinical expenses and accounts payable and accrued expenses, approximate fair value due to their short-term nature.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

As of December 31, 2024, convertible notes payable were the only financial instrument measured and recorded at fair value on a recurring basis on the Company’s consolidated balance sheets. We classified the convertible notes payable as a Level 3 fair value measurement and used the Black-Scholes model to calculate the fair value as of the date of issuance, and for each reporting period. Key inputs for the simulation are summarized below. The Black-Scholes simulation uses inputs such as the stock price, volatility, the contractual term of the convertible notes payable, risk free interest rates and dividend yields. The following table presents money market funds and the convertible notes payable at their level within the fair value hierarchy for the years indicated. As of December 31, 2023, money market funds were the only financial instrument measured and recorded at fair value on a recurring basis on the Company’s consolidated balance sheets with cash and cash equivalents.

	Fair Value Hierarchy Level	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2024
Liabilities:
Convertible notes payable (Note 8)	Level 3	$13,500,000	$-	$(301,000)	$13,199,000
Total		$13,500,000	$-	$(301,000)	$13,199,000

December 31, 2023
Cash equivalents:
Money market funds invested in U.S. government obligations	Level 1	$4,792,338	$-	$-	$4,792,338
Total		$4,792,338	$-	$-	$4,792,338

The range of key inputs for the Black-Scholes simulation for the year ended December 31, 2024, were as follows:

Key Inputs
Stock Price	$0.59 - $1.27
Term (years)	0.04 - 0.42
Risk-Free	4.4 - 5.40
Volatility	53% - 110%
Dividend yield	-

The following table sets forth a summary of the changes in the fair value of our convertible notes payable categorized within Level 3 of the fair value hierarchy:

Balance as of December 31, 2023	$-
Issuance of convertible notes	16,000,000
Conversion of convertible note to Common Stock	(2,500,000)
Change in fair value of Note	(301,000)
Balance as of December 31, 2024	$13,199,000

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

(p) USE OF ESTIMATES––The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including regarding contingencies, that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to inventory obsolescence, stock-based compensation, fair value of convertible notes, warranty liability valuation, fair value of warrants issued, assumed liabilities, allowance for credit losses, prepaid clinical expenses and accrued expenses related to research and development activities. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could significantly differ from these estimates.

(q) RECENT ACCOUNTING PRONOUNCEMENTS––In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740) - Improvements to Income Tax Disclosures.” The new guidance is intended to enhance the transparency and decision usefulness of income tax disclosures by requiring disaggregated information about a reporting entity’s effective tax rate reconciliation and information on income taxes paid. The amendment is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendment in this update should be applied on a prospective basis, with retrospective application permitted. The Company is in the process of evaluating the impact that the adoption of ASU 2023-09 will have on the consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through additional and more detailed information about a reportable segment’s expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with retrospective application required and early adoption permitted. As the Company is no longer a public company, this guidance is not required to be adopted in these consolidated financial statements.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) which clarifies guidance for fair value measurement of an equity security subject to a contractual sale restriction and establishes new disclosure requirements for such equity securities. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, and for interim periods within those fiscal years, with early adoption permitted. The Company adopted the new guidance as of January 1, 2024, and it did not have a material impact on its consolidated financial statements.

(r) WARRANTS––The Company accounts for its warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants considering the authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants meet the definition of a liability pursuant to ASC 480 and meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and satisfy additional conditions for equity classification. Warrants that are liability-classified are measured at fair value at each reporting date in accordance with the guidance in ASC 820, “Fair Value Measurement,” with any subsequent changes in fair value recognized in the statement of operations in the period of change. The fair value of liability classified warrants was not material to the financial statements as of December 31, 2024 and 2023.

(3) REVENUES:

The Company operates in one business segment, which primarily focuses on the development and commercialization of innovative cyclodextrin-based products for the treatment of people with serious and life-threatening rare diseases and medical conditions. However, substantially all of the Company’s revenues are derived from the sale of cyclodextrins and related products to the pharmaceutical, nutritional, and other industries, primarily for use in diagnostics and specialty drugs. The Company does not recognize revenue from reimbursement accounts for the use of it clinical stage asset Trappsol® Cyclo™.

The Company considers there to be revenue concentration risks for regions where net product revenues exceed 10% of consolidated net product revenues. During 2024 and 2023, approximately 5% and 12%, respectively, of the Company’s net product revenues were made to foreign customers. The concentration of the Company’s net product revenues within the regions may have a material adverse effect on the Company’s revenues and results of operations if sales in the respective regions experience difficulties. As of December 31, 2024 and 2023, approximately 11% and 39%, respectively, of the Company’s total accounts receivable were due from one foreign customer.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(3) REVENUES: (CONTINUED)

Revenues by product are summarized as follows:

	Year Ended
	December 31,
	2024	2023
Trappsol® HPB	$459,114	$649,863
Trappsol® Fine Chemical	415,130	412,686
Aquaplex®	658	10,216
Other	3,575	3,640
Total revenues	$878,477	$1,076,405

(4) MAJOR CUSTOMERS AND SUPPLIERS:

Our revenues are derived primarily from chemical supply and pharmaceutical companies located primarily in the United States and Canada. In 2024, four major customers accounted for 83% of total revenues. Accounts receivable balances for two customers accounted for 95% of total accounts receivable at December 31, 2024.

In 2023, two major customers accounted for 72% of total revenues. Accounts receivable balances for three customers accounted for 91% of total accounts receivable at December 31, 2023.

The Company purchases inventory primarily from four vendors; however, the Company believes it can maintain purchases at similar levels through other readily available vendors in the marketplace. The Company maintains vendors both domestically and internationally.

For the year ended December 31, 2024, the product mix of our revenues consistent of 100% basic natural and chemically modified cyclodextrins. For the year ended December 31 2023, the product mix of our revenues consisted of 99% basic natural and chemically modified cyclodextrins and 1% cyclodextrin complexes.

(5) CONCENTRATIONS OF CREDIT RISK:

Significant concentrations of credit risk for all financial instruments owned by the Company are as follows:

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash equivalents represent highly liquid investments with maturities of 90 days or less at the date of purchase. Credit risk related to cash and cash equivalents is based on the creditworthiness of the financial institutions at which these funds are held. The Company has cash balances at financial institutions which throughout the year may exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. To reduce its risk associated with the failure of such financial institution, the Company evaluates the rating of the financial institution in which it holds deposits. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the Federal Deposit Insurance Corporation protection limits.

The Company extends credit to customers in the normal course of business.  Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the consolidated financial statements. The Company does not require collateral from its customers to secure accounts receivable.

The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other hedging arrangements.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(6) FURNITURE AND EQUIPMENT:

Furniture and equipment consist of the following as of December 31:

	2024	2023

Machinery and equipment	$24,510	$75,137
Office furniture	84,010	84,010
	108,520	159,147
Less: accumulated depreciation	90,709	120,815
Furniture and equipment, net	$17,811	$38,332

Depreciation expense for the years ended December 31, 2024 and 2023 was $8,708 and $19,276, respectively.

(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following as of December 31:

	Year Ended
	December 31,
	2024	2023
Accounts payable (a)	$5,262,212	$4,856,530
Accrued bonus compensation	821,191	1,590,776
Accrued board expense	132,000	92,110
Sub-lease deposit liability	-	243,742
Merger liabilities	96,838	487,402
Other	8,258	186,856
Total accounts payable and accrued expenses	$6,320,499	$7,457,416

(a) During the year ended December 31, 2024, under its agreement with a clinical research organization (“CRO”), the Company was billed $2,000,000 for the funds held by the CRO on behalf of the Company to pay for the clinical trial activities with the organizations performing them. As of December 31, 2024 the Company has not yet paid $1,443,833 of the invoice. While this amount is due and payable, because it has not been paid as of year-end, it is not included in prepaid clinical expenses and therefore accounts payable as of December 31, 2024 but it is an obligation of the Company.

(8) CONVERTIBLE NOTES PAYABLE:

On June 11, 2024, the Company entered into a Note Purchase Agreement (the "Initial NPA”) with Rafael Holdings, Inc., a Delaware corporation ("Rafael”), the holder of approximately 31.5% of our common stock, pursuant to which the Company issued and sold a convertible note in the principal amount of $2,000,000 (the "June Note”) to Rafael. The Initial NPA matures on November 11, 2024 and bears interest at a rate of 5% per annum, payable until maturity.

On July 16, 2024, the Company entered into an Amended and Restated Note Purchase Agreement (the "Amended NPA”) with Rafael, which amended and restated the Initial NPA in its entirety, pursuant to which the Company issued and sold a second convertible note in the principal amount of $2,000,000 (the "July Note,” [and together with the June Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on November 11, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

On August 21, 2024, the Company entered into a Second Amended and Restated Note Purchase Agreement (the "Second Amended NPA”) with Rafael, which amended and restated the Amended NPA dated July 16, 2024 in its entirety, pursuant to which the Company issued and sold a third convertible note in the principal amount of $3,000,000 (the "August Note,” [and together with the June Note and July Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on December 21, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(8) CONVERTIBLE NOTES PAYABLE: (CONTINUED)

On September 9, 2024, the Company entered into a Third Amended and Restated Note Purchase Agreement (the "Third Amended NPA”) with Rafael, which amended and restated the Second Amended NPA dated August 21, 2024 in its entirety, pursuant to which the Company issued and sold a fourth convertible note in the principal amount of $3,000,000 (the "September Note,” [and together with the June Note, July Note, August Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on December 21, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

On October 8, 2024, the Company entered into a Fourth Amended and Restated Note Purchase Agreement (the "Fourth Amended NPA”) with Rafael, which amended and restated the Third Amended NPA dated September 9, 2024 in its entirety, pursuant to which the Company issued and sold a fourth convertible note in the principal amount of $3,000,000 (the "October Note,” [and together with the June Note, July Note, August Note and September Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on December 21, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

On November 7, 2024, the Company entered into a Fifth Amended and Restated Note Purchase Agreement (the "Fifth Amended NPA”) with Rafael, which amended and restated the Fourth Amended NPA dated October 8, 2024 in its entirety, pursuant to which the Company issued and sold a fifth convertible note in the principal amount of $2,000,000 (the "November Note,” [and together with the June Note, July Note, August Note, September Note, and October Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on December 21, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

On December 5, 2024, the Company entered into a Sixth Amended and Restated Note Purchase Agreement (the "Sixth Amended NPA”) with Rafael, which amended and restated the Fifth Amended NPA dated November 7, 2024 in its entirety, pursuant to which the Company issued and sold a sixth convertible note in the principal amount of $1,000,000 (the "December Note,” [and together with the June Note, July Note, August Note, September Note, October Note, and November Note, the "Notes,” and each a "Note”]) to Rafael. Each Note matures on December 21, 2024 and bears interest at a rate of 5% per annum, payable upon maturity.

On December 21, 2024, the Company entered into an Amendment to Convertible Promissory Notes (the "Amendment to Notes”) with Rafael, pursuant to which each of the Notes were amended to extend each notes original maturity date to February 15, 2025. All other terms of the Notes, including the principal amounts, interest rate of 5% per annum, and lender counterparty, remained unchanged.

Management evaluated the terms of the Amendment in accordance with ASC 470-50, Debt—Modifications and Extinguishments, and determined that the amendment represented a modification rather than an extinguishment. In making this assessment, management considered that:

●	The lender remained the same under the amended arrangement;

●	The stated interest rate of 5% and all other contractual terms were unchanged;

●	The modification resulted in an extension of maturity by fewer than two months;

●	The present value of cash flows under the amended terms did not differ from the original terms by more than 10%.

As such, no gain or loss was recognized in connection with the amendment, and the carrying value of the Notes was not adjusted. The Company will continue to recognize interest expense based on the original effective interest rate through the revised maturity date of February 15, 2025.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(8) CONVERTIBLE NOTES PAYABLE: (CONTINUED)

On December 23, 2024, the Company received a notice from Rafael that Rafael had elected to convert $2,500,000 of the outstanding balance of the August Note into 3,968,254 shares of the Company’s common stock, at a conversion price of $0.63 (the “Conversion”). The conversion price was based on the closing price of the Company’s common stock on The Nasdaq Capital Market on December 20, 2024, the trading date immediately preceding the date of Conversion. The remaining principal balance of $500,000 as of December 31, 2024, was fair valued at $490,000 and continues to be accounted for under the fair value option in accordance with ASC 825. The Company has elected the fair value option for all outstanding notes; however, the August Note is the only note with a partial conversion as of year-end and is therefore presented separately here.

See Note 18 for additional information including further extension of the Notes to March 31, 2025 as well as the ultimate conversion of the Notes subsequent to year end.

Each Note may be prepaid by the Company in full at any time. The principal amount of each Note is convertible into shares of our common stock, prior to the repayment of such Note, at the option of Rafael; automatically if the Company enters into a Qualified Financing (as defined) and at the option of Rafael if a Sale Transaction (as defined) occurs prior to repayment of such Note, all at the price and on the terms and conditions set forth in such Note. Upon the occurrence of an Event of Default (as defined) under any Note, including the failure of the Company to pay the principal or interest under any Note, when due, the obligations of the Company under each Note may be accelerated. The Company intends to use the proceeds of the Notes for working capital and general corporate purposes.

Due to these embedded features within the Notes, the Company elected to account for the Notes and the embedded features at fair value at inception. Subsequent changes in fair value are recorded as a component of other income (loss) in the condensed consolidated statements of operations.

Interest expense on the Notes totaled $295,068 for the year ended December 31, 2024 and is included in the fair value of the notes.

The following table presents the Notes as of December 31, 2024:

Balance as of December 31, 2023	$-
Issuance of Convertible Notes	16,000,000
Conversion of Convertible Note to common stock	(2,500,000)
Change in fair value of Notes	(301,000)
Balance as of December 31, 2024	$13,199,000

(9) LEASES:

The Company entered into an operating lease in January 2023 for office and warehouse space, which has a lease term expiring in January 2026, with an option to extend for an additional three years. As it is not reasonably certain the Company will exercise the option to extend, the additional three years have not been included in the lease term. This lease replaced an existing operating lease which expired January 2023. The Company also assumed an operating lease for office space which is being subleased to a third party. The assumed lease and sublease agreement expired in August 2024.

Right-of-use lease assets are recorded net of accumulated amortization of $21,860 and $17,242 as of December 31, 2024 and 2023, respectively. Lease expense for lease payments is recognized on a straight-line basis over the lease term.  Lease expense was $1,457,799 and $28,353 for the years ended December 31, 2024 and 2023, respectively. Sublease income recognized during the year ended December 31, 2024 was $1,481,516. There was no sublease income recognized during the year ended December 31, 2023.

Other information related to leases for the years ended December 31, 2024 and 2023 was as follows:

	2024	2023
Cash paid for amounts included in the measurement of lease liabilities	$1,020,604	$17,000
Operating lease assets obtained in merger recapitalization	-	850,542
Operating lease liability assumed in merger recapitalization	-	992,141
Weighted-average remaining lease term—operating leases	1.08 years	.72
Weighted-average discount rate—operating leases	8%	3%

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(9) LEASES: (CONTINUED)

As the sublease term ended in August 2024, there is no future sublease income for the year ending December 31, 2024.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2024 were as follows:

Year Ending December 31,	Amount
2025	$21,590
2026	1,804
Total future minimum lease payments	23,394
Less: Imputed interest	(909)
$22,485

(10) EQUITY TRANSACTIONS:

In 2024, the Company issued 45,434 shares with a value of $30,000 to a director for consulting fees. In 2023, the Company issued 42,599 shares to a director for consulting fees of $39,617.

The Company accrues stock compensation expense over the period earned. Stock compensation expense for board members is included in “Board of Directors fees and costs” on our consolidated statement of operations. In 2024, the Company issued 349,485 shares to board members with a value of $378,143, at the time of issuance, in addition to $92,110 of accrued stock compensation as of December 31, 2023. In 2023, the Company issued 259,318 shares to board members with a value of $305,181, at the time of issuance, in addition to $30,750 of accrued compensation as of December 31, 2022.

The following table presents the number of common stock warrants outstanding:

Warrants
Warrants outstanding, December 31, 2022	2,045,846
Issued	18,825,700
Exercised	(5,037,993)
Expired	(87,707)
Warrants outstanding, December 31, 2023	15,745,846
Issued	-
Exercised	-
Expired	(421,309)
Warrants outstanding, December 31, 2024	15,324,537

The following table presents the number of common stock warrants outstanding, their exercise price, and expiration dates at December 31, 2024:

Warrants Issued	Exercise Price	Expiration Date

80,000	$25	April 2025
35,200	$65	December 2025
2,223	$11	September 2025
283,111	$15	August 2027
1,078,796	$5	December 2025
57,500	$6.25	December 2025
2,608,696	$1.36	January 2026
156,522	$2.02	December 2027
2,608,596	1.36	January 2028
3,695,227	$0.95	October 2028
718,566	$0.71	April 2030
4,000,000	$1.25	August 2030
15,324,537

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(11) PREFERRED STOCK:

The Company’s Articles of Incorporation provide for 5,000,000 shares of “blank check” preferred stock. At December 31, 2024 and 2023, no shares of preferred stock were outstanding or designated.

(12) INCOME TAXES:

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Under ASC 740, deferred tax assets must be reduced by a valuation allowance if it is likely that all or a portion of it will not be realized. At December 31, 2024, we have determined it is more likely than not that we will not realize our temporary deductible differences and net operating loss carryforwards, and have provided a 100% valuation allowance on our net deferred tax asset.

Positive evidence we evaluated in the order of significance and weighting in our evaluation includes the amount of net operating loss carryforward utilized against current income tax liabilities in four of the prior ten years, and the length of time the net operating loss carryforwards are available before they expire. Negative evidence we considered in the order of significance and weighting in our evaluation include our recent net losses, our plans for continued clinical trial and product development expenses, the timing of expiration of the net operating loss carryforwards prior to being utilized, unpredictability of future sales and profitability, competition from others, and new government regulations. We determined greatest weight should be given to our plans for continued clinical trial and product development expenses, trend of increasing expenses, and net operating losses in our evaluation. We re-measure our valuation allowance each quarter based on changes in our current and expected future sales and margins, and changes in the other factors of both positive and negative evidence.

At December 31, 2024, we have unused federal and state net operating loss carryforwards totaling approximately $138,012,000 that may be applied against future taxable income.

If not used, the net operating loss carryforwards will expire as follows:

Year Ending December 31,	Amount

2028	$14,000
2030	320,000
2031	73,000
2032	119,000
2034	1,477,000
2035	3.963,000
2036	5,757,000
2037	4,962,000
Indefinite	121,327,000
Total	$138,012,000

The utilization of NOLs and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code (“IRC”), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has not completed a formal study to determine if any ownership changes within the meaning of IRC Sections 382 and 383 have occurred. If an ownership change has occurred, the Company’s ability to use its NOLs or tax credit carryforwards may be restricted, which could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company has expenses that qualify for the Orphan Drug Credit. The Orphan Drug Credit may be used to offset any current tax liabilities. Unused credits may be carried forward for 20 years. If the credit has not been used by the end of the 20 year carryforward period, it can be deducted as an expense for federal income tax purposes. The cumulative unused credit carryforward was $18,058,000 at December 31, 2024, which is reduced by an uncertain tax position of $9,029,000 as the Company has not yet performed a study of related expenses.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(12) INCOME TAXES: (CONTINUED)

For 2024 we did not recognize a benefit or provision for income taxes. The net deferred tax asset before the valuation allowance increased $5,301,000 from 2023 to 2024, which is primarily the result of an additional net operating loss for 2024. These deferred tax assets were fully offset by an increase in the valuation allowance. For 2023 we did not recognize a benefit or provision for income taxes. The net deferred tax asset before the valuation allowance increased $1,659,000 from 2022 to 2023, which is primarily the result of an additional net operating loss for 2023. We increased our valuation allowance to offset this increase in our deferred tax asset.

In connection with the acquisition of AMTI, the Company identified additional capitalized research and development costs of approximately $79,830,000 during the measurement period allowed under ASC 805, Business Combinations. This resulted in the recognition of an additional deferred tax asset of $18,274,000 as of December 31, 2023, fully offset by an increase in the valuation allowance. In 2024 and 2023, there was no impact on consolidated financial position, results of operations, or cash flows in connection with the measurement period adjustments.

Significant components of our deferred Federal income taxes were as follows:

	2024	2023 (As Adjusted)
Deferred tax assets:
Net operating loss carryforwards	$18,624,000	$12,624,000
Tax credits	9,029,000	6,950,000
Impairment allowances	9,000	3,000
Stock-based compensation	83,000	68,000
Other	175,000	167,000
Accrued bonuses	-	242,000
Accrued legal	-	95,000
Right-of-use liabilities	5,000	262,000
Convertible notes payable	68,000	-
Research and development expenses, net	20,423,000	22,920,000
Less valuation allowance	(48,402,000)	(43,101,000)
Deferred tax asset, net of valuation allowance	14,000	230,000
Deferred tax liabilities:
Property and equipment	(2,000)	(3,000)
Right-of-use assets	(6,000)	(227,000)
Intangibles	(6,000)	-
Deferred tax liabilities	(14,000)	(230,000)
Net deferred tax assets	$-	$-

The table below reflects the presentation of deferred tax components as of December 31, 2023. For 2023, amounts are presented both as initially reported in the Company’s 2023 financial statements and as adjusted to reflect measurement period adjustments identified and recorded in 2024 in connection with the acquisition of AMTI.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(12) INCOME TAXES: (CONTINUED)

Deferred tax assets:	2023 (As Initially Reported)	Measurement Period Adjustment	2023 (As Adjusted)
Net operating loss carryforwards	$12,624,000	-	$12,624,000
Tax credits	6,950,000	-	6,950,000
Impairment allowances	3,000	-	3,000
Stock-based compensation	68,000	-	68,000
Other	167,000	-	167,000
Accrued bonuses	242,000	-	242,000
Accrued legal	95,000	-	95,000
Right-of-use liabilities	262,000	-	262,000
Convertible notes payable	-	-	-
Research and development expenses, net	4,646,000	18,274,000	22,920,000
Total deferred tax assets	25,057,000	18,274,000	43,331,000
Less valuation allowance	(24,827,000)	(18,274,000)	(43,101,000)
Deferred tax assets, net of valuation allowance	230,000	-	230,000
Deferred tax liabilities:
Property and equipment	(3,000)	-	(3,000)
Right-of-use assets	(227,000)	-	(227,000)
Intangibles	-	-	-
Total deferred tax liabilities	(230,000)	-	(230,000)
Net deferred tax assets	-	-	-

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(12) INCOME TAXES: (CONTINUED)

The differences between the effective income tax rate reflected in the benefit (provision) for income taxes and the amounts, which would be determined by applying federal statutory income tax rate of 21% at December 31, 2024 and 2023, is summarized as follows:

	2024	2023

Tax benefit (expense) at Federal statutory rate	21%	21%
Effect of State taxes	2%	4%
Change in apportionment affecting States	(7)%	-
Other	-	66%
Tax credits	9%	9%
Nondeductible expenses	(2)%	(1)%
Valuation allowance – deferred tax assets	(23)%	(99)%
Total tax benefit (provision)	$-	$-

The Company files income tax returns in the U.S. Federal jurisdiction, and three states. Company is subject to U.S. federal and state income tax examination for calendar tax years beginning in 2008 due to NOLs that are being carried forward for tax purposes.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses they incurred that are considered incidental to research and experimentation (“R&E”) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the Tax Act mandates capitalization and amortization beginning with tax years after December 31, 2021. Expenses incurred in connection with R&E activities must be amortized over a 5-year period if incurred in the US or over a 15-year period if incurred outside of the United States. R&E activities are broader in scope than the calculation of qualified research activities under IRC Section 41 (for research and development tax credit purposes). For the year ended December 31, 2024, the Company performed an analysis based on all the guidance available and has determined that it will continue to be in a loss position after considering the R&E capitalization. The Company will continue to monitor the effects of this legislation, however, the Company does not expect to pay cash taxes as a result of this change as the remaining operating expenses excluding R&E expense are significant and expect to continue to generate losses for tax purposes in the near future.

The Company has reviewed and evaluated the relevant technical merits of each of its tax positions in accordance with accounting principles generally accepted in the United States of America for accounting for uncertainty in income taxes.

The following table summarizes our changes in uncertain tax positions:

	2024	2023

Balance, January 1	$6,950,000	$-
Additions based on tax positions related to the current year	2,079,000	6,950,000
Balance, December 31	$9,029,000	$6,950,000

When applicable, interest and penalties will be reflected as a component of income tax expense.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(13) EMPLOYEE BENEFIT PLAN:

The Company’s employees who have satisfied certain eligibility requirements are entitled to participate in a 401(k) plan through the Company’s professional employer organization. Employee contributions are discretionary. The Company may match employee contributions and may also make discretionary contributions for all eligible employees based upon their total compensation. For 2024 and 2023, the Company elected to match the employee’s contribution, not to exceed 4% of compensation. The Company’s 401(k) contributions were $78,457 and $66,505 for 2024 and 2023, respectively.

(14) EQUITY INCENTIVE PLANS:

On August 29, 2019, the Company’s stockholders approved the Company’s 2019 Omnibus Equity Incentive Plan at a special meeting of stockholders (the “2019 Plan”). The 2019 Plan provides for the issuance of up to 68,437 shares of common stock pursuant to the grant of shares of common stock, stock options or other awards, to employees, officers or directors of, and consultants to, the Company and its subsidiary. Options granted under the Incentive Plan may either be intended to qualify as incentive stock options under the Internal Revenue Code of 1986, or may be non-qualified options, and are exercisable over periods not exceeding ten years from date of grant. As of December 31, 2024, we had awarded 68,437 shares of common stock as awards under the 2019 Plan, with no shares of common stock remaining available for future awards under the 2019 Plan.

On June 24, 2021, the Company’s stockholders approved the Company’s 2021 Equity Incentive Plan at its annual meeting of stockholders (the “2021 Plan”). The 2021 Plan provides for the issuance of up to 3,000,000 shares of common stock pursuant to the grant of shares of common stock, stock options or other awards, to employees, officers or directors of, and consultants to, the Company and its subsidiary. Options granted under the Incentive Plan may either be intended to qualify as incentive stock options under the Internal Revenue Code of 1986, or may be non-qualified options, and are exercisable over periods not exceeding ten years from date of grant. During the year ended December 31, 2023 we awarded 301,805 shares of common stock and granted 459,281 stock options under the 2021 plan, and 92,827 options were forfeited. During the year ended December 31, 2024, we had awarded 394,858 shares of common stock and granted 879,341 stock options under the 2021 Plan, and no options were forfeited in 2024, with 536,864 shares of common stock remaining available for future awards. In 2023,the Company assumed 108,875 stock options which were valued using the Black-Sholes option pricing model. In 2024, these assumed options expired.

The Company uses the Black-Scholes valuation model to estimate the fair value of stock options at grant date. This valuation model uses the option exercise price as well as estimates and assumptions related to the expected price volatility of the Company’s stock, the rate of return on risk-free investments, the expected period during which the options will be outstanding, and the expected dividend yield for the Company’s common stock to estimate the fair value of a stock option at the date of grant. The valuation assumptions were determined as follows:

●	Expected stock price volatility: There is a limited market for the Company’s common stock providing a basis to estimate the expected volatility of the Company’s stock prices for the purpose of valuing stock options granted. Alternatively, the Company uses the historical volatility of certain publicly traded companies that represents the primary industry sector within which the Company operates.

●	Risk-free interest rate: The Company bases the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

●	Expected term of options: The expected term of options represents the period of time options are expected to be outstanding.

●	Expected annual dividends: The estimate for annual dividends is $0 because the Company has not historically paid and does not intend to pay dividends in the foreseeable future.

Share-based compensation expense is recorded on a straight-line basis over the requisite service period, which is generally the vesting period.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(14) EQUITY INCENTIVE PLANS: (CONTINUED)

The following table summarizes weighted-average assumptions used in our calculations of fair value for the years ended December 31, 2024 and 2023:

	2024	2023
Dividend yield	-%	-%
Expected volatility	102.97 – 111.25%	100.27 – 103.58%
Risk-free interest rate	4.41%	3.36 – 5.36%
Expected lives (years)	3 – 6.25	1 – 6.25

The weighted-average fair value of options granted during the year ended December 31, 2024, as determined under the Black-Scholes valuation model, was $0.83 - $1.10 per share. The weighted-average fair value of options granted during the year ended December 31, 2023, as determined under the Black-Scholes valuation model, was $0.69 - $1.06 per share.

In 2023, in conjunction with the merger of AMTI the Company assumed 108,875 stock option which were valued using the Black Sholes option pricing model. These assumed options expired in 2024. The fair value of the stock options assumed were estimated using the following assumptions:

Dividend yield	-%
Expected volatility	90.3 – 93.3%
Risk-free interest rate	4.79%
Expected lives (years)	1 year

The estimated total fair value of the AMTI options assumed in 2023 and options expired in 2024 was not material to the consolidated financial statements.

The following is a summary of the stock option activity for the years ended December 31, 2024 and 2023:

		Weighted		Weighted
		Average	Aggregate	Average
		Exercise	Intrinsic	Remaining
	Shares	Price	Value	Contractual Life
Stock options outstanding at December 31, 2022	425,626	$5.17	$-	8.9
Granted	459,281	1.91	-
Options assumed	108,875	2.96
Exercised	(1,155)	1.28	$-
Expired	-	-	$-
Forfeited	(92,827)	3.15	-
Stock options outstanding at December 31, 2023	899,820	3.12	$-	7.7
Granted	879,341	1.28	-
Exercised	-	-	$-
Expired	(108,875)	2.96	-
Forfeited	-	-	-
Stock options outstanding at December 31, 2024	1,670,286	$2.16	$-	8.6
Stock options exercisable at December 31, 2024	808,661	$2.78	$-	8.1

Unrecognized compensation expense related to unvested stock options was $1,169,200 as of December 31, 2024, which is expected to be recognized over a weighted-average period of 8.6 years and will be adjusted for forfeitures as they occur.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(15) NET LOSS PER SHARE:

The following table sets forth the computation of basic and diluted net loss per common share.

	Years Ended
	December 31,
	2024	2023
Numerator
Net loss	$(23,332,559)	$(20,057,302)
Denominator
Weighted-average common shares outstanding, basic and diluted	28,800,568	16,329,713
Net loss per share, basic and diluted	$(0.81)	$(1.23)

The Company reported a net loss in 2024 and 2023, therefore, the basic and diluted net loss per share are the same in the respective periods because of the inclusion of potential common shares would have an anti-dilutive effect. Potential shares of common stock that are excluded from the computation of diluted weighted-average shares outstanding are as follows:

	For the Year Ended
	December 31,
	2024	2023
Stock options	1,670,286	899,820
Warrants	15,324,537	13,476,553
Shares issuable upon conversion of convertible notes	22,881,000	-

(16) COMMITMENTS AND CONTINGENCIES:

From time to time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and records an expense for potential losses on such litigation if it is possible to estimate the amount of loss and if the amount of the loss is probable.

In connection with an agreement executed in January 2022 with Ashland, Inc., the Company committed to purchase the minimum amounts of goods used in its normal operations based on completion of certain milestones. The first milestone was met during the first quarter of 2023, and $980,000 of goods were purchased and received. In the second quarter of 2023, the Company was invoiced for the second milestone and began to receive product during the first quarter of 2024. Milestone three was achieved in the third quarter of 2024 and final payment was made. No future minimum purchases remain as of December 31, 2024.

(17) RELATED PARTY TRANSACTIONS:

Since October 2016, we have paid a monthly fee of $5,000 a portion of this which was paid in shares for the year 2024 to a non-profit organization of which C.E. Rick Strattan is the Executive Director, in consideration of consulting services provided to us by Mr. Strattan. Mr. Strattan is our founder, former Chief Executive Officer and one of our directors.

In June 2019, we engaged Joshua M. Fine, the son of our Chief Executive Officer, to serve as our Chief Financial Officer. Mr. Fine received an annual salary of $345,855 and $335,780 in 2024 and 2023, respectively. In addition, he was awarded a cash bonus of $138,341 and $134,312 in 2024 and 2023, respectively. Joshua Fine was awarded stock options with a value of $121,473 in 2024 and $42,808 in 2023 that vest over 4 years.

Kevin J. Strattan, the son of C.E. Rick Strattan, has been employed by us since 2008, and since 2014 has been our Vice President, Finance – Compensation. His annual salary was $190,164 and $180,250 in 2024 and 2023, respectively. In addition, he received cash bonuses of $57,049 and $54,075 in 2024 and 2023, respectively. In 2024 and 2023 Mr. Strattan was also awarded stock options with a value of $65,661 and $21,140, respectively, that vest over 4 years.

CYCLO THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 and 2023

(17) RELATED PARTY TRANSACTIONS: (CONTINUED)

Corey E. Strattan, the daughter-in-law of C.E. Rick Strattan, has been employed by us since 2011 as a documentation specialist and logistics coordinator, at an annual salary of $93,481 in 2024 and $92,700 in 2023. In addition, she received a cash bonus of $14,322 in 2024 and $13,905 in 2023.

On August 21, 2024, the Company entered into a Merger Agreement with Rafael Holdings, a significant shareholder. As of March 25, 2025, the Company has borrowed $21,000,000 from Rafael. Please see notes 1, 8, and 18 for additional information.

On April 20, 2023, Scott Fine, Chief Executive Officer and certain board members and an affiliate purchased 784,436 shares of common stock and we issued 784,436 warrants to purchase 784,436 shares of common stock.

On October 20, 2023, Scott Fine, Chief Executive Officer and certain board members exercised warrants and in exchange were issued new warrants.

(18) SUBSEQUENT EVENTS:

On January 10, 2025, the Company received a letter from Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rules 5620(a) and 5810(c)(2)(G) for continued listing because it had not yet held an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end. Pursuant to the Nasdaq Listing Rules, the Company had 45 calendar days (until February 24, 2025) to submit a plan to regain compliance with the Nasdaq Listing Rules, and if the plan was accepted, Nasdaq could grant the Company an exception of up to 180 calendar days (until June 30, 2025) to regain compliance with the Nasdaq Listing Rules.

On January 3, 2025, the Company entered into a Seventh Amended and Restated Note Purchase Agreement with Rafael, pursuant to which the Company issued and sold a convertible promissory note in the principal amount of $3,000,000 to Rafael (the “January Note”). On February 4, 2025, the Company entered into an Eighth Amended and Restated Note Purchase Agreement with Rafael, pursuant to which the Company issued and sold a convertible promissory note in the principal amount of $2,000,000 to Rafael (the “February Note”). On March 6, 2025, the Company entered into a Ninth Amended and Restated Note Purchase Agreement with Rafael, pursuant to which the Company issued and sold a convertible promissory note in the principal amount of $2,500,000 to Rafael (the “March Note”, and together with the January Note and the February Note, the “Notes”). Each note was set to mature on March 31, 2025 and had an interest rate of 5% per annum, payable upon maturity. For additional information on these convertible promissory notes, please read Note 8, Convertible Notes Payable, to these consolidated financial statements.

On February 4, 2025, the Company and Rafael entered into an Amendment No. 2 to Agreement and Plan of Merger, pursuant to which the end date under the Merger Agreement was extended from February 15, 2025 to March 31, 2025.

On February 27, 2025, the Company issued 298,478 shares to board members with a value of $229,530, which was accrued as stock compensation expense as of December 31, 2024.

On March 25, 2025, the Company completed the previously announced strategic combination contemplated by the Merger Agreement with Rafael, First Merger Sub and Second Merger Sub, pursuant to which: (i) First Merger Sub merged with and into the Company (the “First Merger”), causing First Merger Sub to cease to exist and the Company to become a wholly owned subsidiary of Rafael; and (b) immediately following the First Merger, the Company merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the subsequent merger (the “Second Merger” and together with the First Merger, the “Merger”).

At the effective time of the First Merger (“Effective Time”):

a)	Each share of Company common stock that was issued and outstanding immediately prior to the Effective Time (other than (i) treasury shares, and (ii) any shares of Company common stock held directly by Rafael or Merger Subs) was automatically converted into the right to receive a number of shares of Rafael Class B common stock equal to 0.3525 (the “Exchange Ratio”). No fractional shares of Rafael Class B common stock were issued in connection with the Merger and the number of shares of Rafael Class B common stock issued to the Company’s stockholders was rounded up to the nearest whole share.

b)	Each warrant to purchase Company common stock (other than those held by Rafael, which were cancelled) (“Company Warrants”) was automatically converted into warrants to purchase Rafael Class B common stock (“Rafael Warrants”), at an adjusted exercise price per share based upon the Exchange Ratio. Certain holders of Company Warrants representing 5,498,914 Company Warrant shares had the right to elect to receive cash payment in an amount equal to the Black Scholes Value of the unexercised portion of their Company Warrants on the date of consummation of the Merger in lieu of receiving Rafael Warrants. Holders of public warrants to purchase shares of Company common stock that are currently listed on Nasdaq under the ticker symbol “CYTHW” (“Company Public Warrants”) received newly registered warrants to purchase shares of Rafael Class B common stock (“Rafael Public Warrants”) in exchange for their Company Public Warrants.

c)	Each compensatory option to purchase shares of Company common stock (each, a “Company Option”) that was outstanding immediately prior to the Effective Time was automatically converted into options to acquire, on substantially similar terms and conditions, a number of shares of Rafael Class B common stock (rounded down to the nearest whole share), at an adjusted exercise price per share based upon the Exchange Ratio (rounded up to the nearest whole cent).

For additional information on the Merger, please read Note 1, Organization and Description of Business – Acquisition by Rafael Holdings, to these consolidated financial statements.